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                                                                    EXHIBIT 99.1

TRANSCRIPT OF FOURTH QUARTER 2004 EARNINGS CONFERENCE CALL


CORPORATE PARTICIPANTS

 HOWARD HOCHHAUSER
 Martha Stewart Living Omnimedia - VP-Finance & Investor Relations

 SUSAN LYNE
 Martha Stewart Living Omnimedia - President, CEO, Director

 JIM FOLLO
 Martha Stewart Living Omnimedia - Chief Financial & Admin. Officer; Exec. VP


CONFERENCE CALL PARTICIPANTS

 DOUGLAS ARTHUR
 Morgan Stanley - Analyst

 MICHAEL MELTZ
 Bear Stearns - Analyst


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PRESENTATION

OPERATOR

 Good morning. And welcome to the Martha Stewart Living Omnimedia fourth quarter 2004 earnings conference call and webcast. All participants will be in a listen-only mode until the question and answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is my pleasure to introduce Howard Hochhauser, VP Finance and Investor Relations, Martha Stewart Living Omnimedia. Sir, you may begin when ready.

HOWARD HOCHHAUSER - MARTHA STEWART LIVING OMNIMEDIA - VP-FINANCE & INVESTOR
                    RELATIONS

 Thank you. Good afternoon and thank you for attending Martha Stewart Living Omnimedia's fourth quarter earnings teleconference and webcast. Also with me today is Susan Lyne, our President and Chief Executive Officer and Jim Follo, Chief Financial and Administrative Officer. Susan will open today with a strategic overview of the company and Jim will conclude with a financial review of the fourth quarter and discuss the outlook for the first quarter of 2005.

Before turning the conference over to Susan, I'd like to remind everyone that our discussion today may include forward-looking statements, which can generally be identified by the use of terminology such as "will" and "expect." Our actual results may differ materially from those projected in the statements, and factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in the management discussion and analysis sections of our periodic filings and in our earnings release issued this morning. An archived version of this teleconference and webcast will be available on the Company's website at marthastewart.com, through March 9, 2005.

And finally, this morning's press release reflects the requirements of Reg-G and other rules reflecting the use and disclosure of non-GAAP financial measures. During this call, we will discuss the measure "operating income or loss before depreciation and amortization." Additional information relating the measure "operating income before depreciation and amortization" is contained in our press release issued this morning, which is accessible on our website, marthastewart.com, under the heading "Investor Relations." With that completed, I would now like to turn the call over to Susan Lyne. Susan?


SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO, DIRECTOR

 Thank you, Howard. Good morning. I want to thank you for joining our call -- my first as President and CEO of Martha Stewart. This week, the Annual Garden Issue of Martha Stewart Living arrives on newsstands. It marks the 10th anniversary of this particular edition, a milestone in itself; but it's also a special issue because it heralds the return of our founder early next month. Margaret Roach's Editor's Letter perfectly captures the feelings of everyone here as we look forward to Martha's homecoming; and she's coming home.

When I started preparing for this call, I realized that this week marks my 100th day in this job; and since it's also the first time I've spoken with most of you, I thought I'd talk briefly about what drew me to MSO and what I've learned in these first few months. As most of you know, I joined MSO's board in June, soon after leaving ABC. Over the summer, I looked at a number of companies; most as an academic exercise, to better understand why the good ones worked, and several with a eye to joining them. What struck me is how few of those companies measured up to MSO in the two areas that seemed critical for long-term success:
Brand awareness and brand equity; and true, tangible assets. In these difficult last few years, your focus naturally shifted to the challenges facing MSO, and I don't for a minute underestimate them. But with Martha's return to the Company and our capacity to plan no longer clouded, I want to share what I see.

I'm sure most of you have -- have talked to people at one time or another about the Martha Stewart brand, and you've probably heard many of the same words I have: Smart, timeless, tasteful, high-quality, creative. But the brand actually has a unique set of underlying values that have created enormous consumer loyalty, and that allow us to maintain brand consistency across a surprisingly diverse range of products and media. They are: A focus on creative solutions to common problems, design capabilities that anticipate need, a distinctive aesthetic, a commitment to quality and value; and maybe most importantly, the brand celebrates the effort to do something special for family and friends, or to mark an occasion, a life passage or even to gain individual mastery over a whole new skill.


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That sensibility permeates every page of the magazines, inspires countless television segments and informs much of our product design. In a world that feels increasingly rushed and a little less secure, it has created emotional bonds with our customers that all the ad campaigns in the world can't buy. It's also something about which this company is profoundly proud. It has given us tremendous brand equity; and I will tell you today that we are going to use it to grow our business, to grow our primary brand and new -- new compatible brands.

The Company's plan from the day it went public was to use the Martha Stewart brand to incubate and launch new ones, and that's precisely what drove the development of Everyday Food and the purchase of Body & Soul. I know there was a lot of reading between the lines when those announcements were made, assumptions that the Company was backing away from the brand. But the Martha Stewart brand has always been and remains our greatest asset. On to the second part of the equation -- assets. MSO has the richest, most comprehensive how-to libraries out there. Over 1500 hours of digitized video segments in every area of expertise, from planning a wedding or building book cases, right down to arranging flowers and baking zucchini bread.

I won't go into detail on the print and design libraries; but suffice it to say, they are unique and abundant. My time at Disney taught me the value of this kind of Evergreen content. Distribution channels change, new platforms emerge, but great content always in demand. Our libraries are unencumbered and they are wholly-owned by the Company. We're going to continue developing our own content, and we're going to explore every opportunity to deliver it through new channels, new platforms and to a broader audience. We look to our employees to help us accomplish this, with new ideas and fresh voices.

I said I would touch on what I've learned since I arrived at MSO, and my greatest discovery has been the breadth and depth of talent at this company. For this, I thank Martha and Sharon Patrick, who built an extraordinary team here and managed to keep them through a tough and demoralizing few years. Great editors, art directors, stylists, core experts, product designers, product managers, business associates, production and IT managers -- they're the ones who taught me what the brand stands for, and they are in many ways the Company's greatest single asset. It's their talent and creativity that gives me and the management team confidence going forward.

While I see the tremendous opportunity in front of us, I am realistic about where we are today and optimistic about the future. Advertising is, of course, the first question. Let's begin with some context. Readership for Martha Stewart Living remains extremely loyal. Both reader satisfaction and renewal intent among subscribers are currently at the highest levels we've seen in the past two years. Our recent direct mail campaigns have been extremely successful, achieving net response rates comparable to historic peaks of four years ago. Our rate base is a healthy $1.8 million, and we continue to deliver bonus circulation.

Partly because of the strong circulation and readership statistics; and more importantly, because of Martha's unencumbered return to the Company, Martha Stewart Living will see positive page growth and revenue growth in the second quarter. I recognize that the '04 comparisons are relatively low, but this is the first positive growth in nine quarters for the magazine. In addition to Martha Stewart Living, Everyday Foods' circulation has also continued to trend positively. Like Living, it has outperformed industry metrics; and in fact, this week, was listed by Ad Age as having the second largest circulation increase among the top 200 magazines.

With our January 2005 issue, the rate base is now 800,000. That is up from the initial 500,000 in September 2003, and we plan another increase to 850,000 in July. Our recent media campaign, which targets both consumers and media buyers, has supported this growth. Merchandise will be another key component in our recovery. Our Martha Stewart Everyday Home Decor category was particularly strong in the fourth quarter, thanks in part to the introduction of new kitchen and laundry products. Our new five-star bedding program will launch this spring, and we are launching an entirely new category for K-Mart -- ready-to-assemble furniture -- in June.

New additions to our successful Martha Stewart Signature furniture line are rolling out as we speak, and our fourth -- our fourth signature collection will launch to retailers this June. MSO's television segment will ramp up later this year, with a new syndicated television program premiering in September. It has already been sold into 70 percent of the U.S. market. Both affiliates and advertisers have shown enormous interest in the new program, which will provide multiple integrated national marketing opportunities. Everyday Foods made its television debut on PBS in January, and is currently running in 80 percent of the market, with strong ratings and tremendous feedback. The weekly program is exposing this still young MSO title to a new and broader audience.

Also on the television front, our brand and our products will receive broad exposure to new customers, advertisers and business partners through "The
Apprentice: Martha Stewart" on NBC this fall. On a closing to note, we exited from our online and print catalog business during the fourth quarter of '04, which will allow us to reduce future losses beyond the significant reductions we have achieved already. It also allows to us turn our attention to new and -- and potentially more profitable business prospects. I am confident that our focus on core strengths and our exploration of new opportunities is the right path for the future; and our strong balance sheet entering 2005 will provide the financial flexibility to manage for the long-term.


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I don't want to leave you with the impression that there is not significant work to be done that will take time and investment. But we will act only when we fully assess the opportunities and identify the arenas and partnerships that can deliver sustained growth. With that, allow me to turn the call back to Jim Follo for a discussion of the fourth quarter results.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CHIEF FINANCIAL & ADMIN. OFFICER;
            EXEC. VP

 Thank you, Susan. Let's begin by reviewing the highlights of our fourth quarter performance on a consolidated and segment by segment basis, before concluding with an outlook for the first quarter of 2005. Overall company revenues for the fourth quarter of 2004 were $60.2 million compared to $70.9 million in the fourth quarter of 2003. Loss from operations for the quarter was $9.5 million, compared to $2.3 million income in the prior year's quarter.

Loss from operations before depreciation and amortization and amortization of non-cash stock compensation in the quarter was $1.8 million, compared to income of $7 million in the prior year's quarter. And net loss for the 2004 quarter was $7.3 million, or $0.15 per share, compared to income of $2.4 million or $0.05 per share for the 2003 quarter. We continue to maintain our strong financial position, as evidenced by our cash and short-term investment balance of approximately $140 million at December 31, and we continue to be debt-free. Our full-time employee head count at December 31 was 478, including 27 employees who joined the Company through the Body & Soul acquisition in August, 2004. That compares to 558 employees at December 31, 2003.

Our fourth quarter results are substantially better than my previous guidance of a loss of $0.20 for the following reasons: We recorded royalty revenues of approximately $1.6 million related to our signature flooring program. We achieved better-than-expected inventory disposition efforts in our Internet direct commerce business. We had lower than planned circulation expense in the publishing segment, and lower corporate overhead due to lower professional fees and lower compensations than we had forecasted. Going the other direction, there were certain non-cash compensation charges in the quarter that were not included in my previous guidance.

Now turning to publishing. The publishing segment revenues for the fourth quarter were $26.1 million, compared to $33 million in the prior year's quarter. The quarterly performance reflects results of three issues of Martha Stewart Living, two issues of Everyday Food, two issues of Weddings and one special interest publication. In addition, we published two issues of Body & Soul. For a comparison with the 2003 quarter, we published one less issue in the quarter, as well as the two additional issues of Body & Soul.

Publishing revenue in the quarter reflects the following: Advertising pages of Martha Stewart Living decreased approximately, 50 percent in the quarter to 137 pages according to MIN. Advertising rate per page was also lower in the quarter, primarily a result of the rate base deduction effective with the January 2004 issue to 1.8 million per issue. Circulation revenues from Martha Stewart Living magazine decreased during the quarter, due principally to the lower rate base in the period. Actual newsstand sales of Martha Stewart Living Omnimedia declined a modest 3.5 percent in the second half of 2004. However, our December issue sold over 500,000 copies, up approximately 15 percent year-over-year.

Revenue from Everyday Food increased approximately 40 percent in the quarter to $3.4 million, due principally to higher subscription and advertising revenue. Subscribers to Everyday Food -- more than doubled to 608,000 in the second half of 2004 from 239,000 in the comparable period one year ago. As our newsstand buyers convert to subscribers, our newsstand sale has declined, a natural part of the growth process. And revenues from Body & Soul were approximately $2 million in the quarter. On the cost side, overall expenses in the segment increased $4.6 million. Excluding the Body & Soul acquisition, costs would have risen a more modest $1.5 million.

The cost increase was driven by increased marketing expenditures related to Everyday Food and Martha Stewart Living, partially offset by lower production and distribution costs from Martha Stewart Living magazine, due to lower pages per issue. In television, revenues in the quarter were $1.1 million, compared to $5.9 million in the 2003 quarter. The revenue decrease is due primarily to the absence of our daily syndicated show, which stopped airing its syndication in mid-September 2004. The lower revenues also resulted from the expiration of certain licensing agreements, principally at the end of 2003. Costs in the segment for the quarter were $2.4 million compared to $6.8 million at the end of the 2003 quarter, as a result of lower production activity related to the syndicated program.

As we prepare for our new syndicated show, which will begin airing in September this year, we are beginning to staff up this -- staff up the segment. For the merchandising segment, revenues were $23.7 million compared to $22.5 million in the prior year's quarter. The current quarter reflects royalty revenue from K-Mart based on actual product sales, as well as revenue resulting from annual minimum guaranteed revenue provisions in the agreement. The amount recorded in the fourth quarter of 2004 related to the minimum royalty guarantee was $10.7 million


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compared to $10.2 million in the fourth quarter of 2004. At year-end, our receivable from K-Mart was $22.1 million, including actual sales as well as the minimum guarantees. We expect to receive these amounts at the end of this month.

Overall sales of Martha Stewart Everyday product at K-Mart in a comp store comp category basis decreased 2.9 percent in the quarter and 5.9 percent for the full year. However, sales of our product at K-Mart year-to-date 2005 are up 1.1 percent. The quarter also included royalties of $1.6 million related to the termination of our signature flooring program. Expenses in the segment were modestly lower, due to lower compensation-related costs. In our Internet direct commerce segment, revenues in the fourth quarter were $9.3 million compared to $9.4 million in the prior year's quarter. The results of the quarter reflect our efforts at liquidating our remaining product inventory, as well as growth in our floral -- floral -- flowers business.

During the quarter, we mailed our last catalog and sold a substantial amount of existing inventory. As a result of efficient sales of our products, we did not take any significant charges related to the wind-down of the commerce operations. Going forward, the segment will focus -- will focus on delivering content driving magazine orders in and growing our direct-to-consumer floral business. We expect losses in the segment in 2005 to further decline as we continue to reduce our cost structure, principally in technology, employment and occupancy costs. We will continue our focus on improving financial performance of the segment by focusing on growing advertising revenue in our profitable flowers business.

Corporate overhead was $15.5 million in the fourth quarter of 2004 compared to $12.3 million in the fourth quarter of 2003. Corporate overhead before depreciation, amortization and non-cash compensation was $8.5 million for the fourth quarter of 2004, compared to $10.1 million in the fourth quarter of 2003. This reduction was the result of lower compensation costs and professional fees. Amortization and non-cash compensation expense was $6 million in the fourth quarter of 2004 compared to $1.1 million for the fourth quarter of 2003. Significant components of the increase relate to an option modification of $3.9 million related to our former CEO, and the amortization related to recent employee grants.

I would now like to wrap up with a discussion of the outlook for the first quarter of 2005. We are currently forecasting a loss per share of $0.35 on revenues of approximately $38 million. The key factors contributing to the quarterly result within each segment is as follows: For publishing, revenues are expected to be $25 million, while loss before -- operating loss before depreciation and amortization is expected to be between 6.5 and $7 million.

The quarterly result will reflect the following: Lower advertising revenue for Martha Stewart Living magazine due to lower pages; lower subscription revenue from Martha Stewart Living magazine due to lower net revenue per copy, resulting from the impact of the reduction in basic subscription rate made in early 2004 -- I'm sorry, 2003; losses resulting from the Body & Soul acquisition; and improved operating results for Everyday Food and Martha Stewart Kids. Television revenues are expected to be less than $1 million; and the loss in the quarter is expected to approximate 1.5 to $2 million.

Merchandising revenues in the quarter are expected to be approximately $10 million, while income from operations will be approximately 6 to $6.5 million. We expect Internet direct commerce revenues to be approximately $2 million for the quarter, and operating loss to approximate $1.5 million. Corporate expenses will approximate 9 million, and amortization of non-cash stock compensation will approximate -- will be approximately $2 million. This concludes the formal portion of our presentation. I would now like to turn the call over to the conference call operator for the question and answer portion of the discussion.


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QUESTION AND ANSWER

OPERATOR

 Thank you. The floor is now open for questions. If you have a question or a comment, please press star followed by 1 on your touch-tone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. We do ask that while you're posing your question, you please pick up your handset to ensure proper sound quality. Please hold the line while I poll for questions. Our first question is coming from Douglas Arthur with Morgan Stanley.

DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

 Jim, two questions on Q1. The publishing revenue forecast that you laid out is actually up from a year ago; yet, on an EBITDA basis, the loss is greater. I assume that's development of -- and growth of Body & Soul and marketing of Everyday Food, but I'm wondering if you can just sort of pinpoint where the higher costs are coming from. That's question number one. And then in terms of -- you mentioned in the press release that the TV programming and et cetera costs for developing the daily syndicated talk show will kick in the second quarter. How big a layout are we looking at in expenses for the TV group for the last three quarters of the year? Thanks.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CHIEF FINANCIAL & ADMIN. OFFICER;
            EXEC. VP

 The TV question, we will begin hiring and begin some early -- early stage production of the syndicated show. Some of those costs, by the way, will get deferred and matched against the revenue, which will begin in September of the year. We're still not completely finalized with our production plans, so it's a little premature to get into the -- into those details. We could, over the next several quarters, be growing say deferred production cost asset of 5, $6 million, but it's way too early to really fully quantify that.

As far as the publishing results, it is true our Body & Soul -- Body & Soul will contribute on the revenue side approximately $2.5 million, which is obviously all incremental. Everyday Food, obviously, is also growing well and will contribute to revenue growth. Martha Stewart Living, as we said in the first quarter, will experience advertising revenue decline. So principally, the increase -- or the loss in our publishing segment, year-over-year, will increase largely by the Body & Soul loss, some with Martha Stewart Living, but increasing, as I said, in both Baby, Kids and Everyday Food.

DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

 Okay, thank you.

OPERATOR

 Thank you. Our next question is coming from Michael Meltz with Bear Stearns.

MICHAEL MELTZ - BEAR STEARNS - ANALYST

 Hi. Two questions for you. Can you tell us, Martha Stewart Living the flagship magazine, can you tell us what percent of total company revenues that was in 2004? And separately, can you tell us just broadly the types of discussions you've had with K-Mart since the Sears deal was announced? And when do you think some of your products will reach the Sears stores, if that deal finally closes? And lastly, Jim, I think you gave overall sales at K-Mart on comp store comp category. What was just the total -- total sales? Thanks.

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO, DIRECTOR

 Well, I'll take the one that I can answer, which is really the Sears question. And I think it's -- it's inappropriate for to us comment on conversations with them, because the merger is not yet closed. What I will say is that -- that we are -- we are hopeful that -- that merger will actually offer us multiple opportunities, that it will expand the retail outlets for our Martha Stewart Everyday brand, and potentially create the opportunity to -- to launch some new categories. But until the merger is finished, I think it's -- it's not something we can -- we can really address.


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JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CHIEF FINANCIAL & ADMIN. OFFICER;
            EXEC. VP

 Michael, on the K-Mart question, overall sales for 2004, reflecting the impact of store closings, would have been about a negative 13 percent for the full year. You asked a question about Martha Stewart Living the magazine, and that represents about a third of our revenues in 2004.

MICHAEL MELTZ - BEAR STEARNS - ANALYST

 That's total company revenues?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CHIEF FINANCIAL & ADMIN. OFFICER;
            EXEC. VP

 Yes. Yes. The total company revenues were 187, 32 percent of that coming from Martha Stewart Living magazine.

MICHAEL MELTZ - BEAR STEARNS - ANALYST

 Okay, and last question, can -- can you just talk a little bit -- you know, you've had plenty of announcements on the TV side; and I know it's early, but given the coverage that you have now committed, can you talk about the type of revenue you may be anticipating for the full year from the TV segment this year? Thanks.

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO, DIRECTOR

 Can't really do that because, again, you know, this is -- we are -- we are very early in this process. We are -- are through the majority of sales to affiliates were sold in 70 percent of the country, and that's most of the major markets. We've got extremely strong time periods, and I think very good lead-in. And as I said, there is a great deal of advertiser interest in this program. We will not begin selling advertising for probably another month. So until we get into the sales themselves and -- and we see what kind of CPMs we can draw for this, we've set some aggressive targets. I think it would be -- it would not be right to give you guidance on that yet.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CHIEF FINANCIAL & ADMIN. OFFICER;
            EXEC. VP

 Michael, just so we're clear, the show will have revenues both from advertising and from license fees. We're very -- we're very comfortable and quite optimistic, based upon the license fees we've seen, although we don't want to quantify it. But we are comfortable in saying those license fees are higher than they were from the prior show, and not an insignificant amount. On the advertising front, as Susan said, it's going to be driven by ratings and CPM, with the upfront not until May, and ratings will be what ratings are when we launch the show. At that time, we'll be able to quantify much better what the revenue opportunity will be.

MICHAEL MELTZ  - BEAR STEARNS - ANALYST

 Thank you.

OPERATOR

 Thank you. Once again, ladies and gentlemen, to ask a question, you may press star, then 1, on your touch-tone telephone at this time. Once again, ladies and gentlemen, that is star, then 1, on your touch-tone telephone at this time. Ladies and gentlemen, thank you for your participation. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.


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